Exhibit 99.1

Imagistics International Reports Fourth Quarter Earnings

    TRUMBULL, Conn.--(BUSINESS WIRE)--Feb. 19, 2004--Imagistics
International Inc. (NYSE:IGI)

    --  Earnings per share of $0.33, up 50% over last year

    -- Full year 2003 earnings per share of $1.19, up 38% over prior year

    --  Fourth quarter copier/MFP revenue up 7%

    --  2004 EPS guidance set at $1.45; up 22% over 2003 level

    Imagistics International Inc. (NYSE:IGI) today announced a 50 percent increase in diluted earnings per share to $0.33 for the fourth quarter of 2003 compared with $0.22 for the fourth quarter of 2002. The First Call median estimate was $0.30. For the full year 2003, diluted earnings per share were $1.19 compared with $0.86 for 2002, an increase of 38%. Fourth quarter net income increased by 37 percent over the same period to $5.5 million from $4.1 million last year. For the year 2003, net income was $20.5 million, an increase of 24 percent over the previous year's net income of $16.4 million.
    Marc C. Breslawsky, Imagistics Chairman and Chief Executive Officer, said, "Once again, we are very proud to deliver this quarter's results. This is our eighth straight quarter of year-over-year growth in copier/MFP (multifunctional product) revenue as we continue to benefit from our best of breed strategy. Both sales and rentals of our copier/MFP products showed healthy increases of 6% and 8%, respectively. In fact, as of the end of the fourth quarter, copier/MFP revenue represented more than two thirds of our total revenue vs. only 56% in the year 2000."
    Mr. Breslawsky added, "The engines of this growth continue to be increasing print volumes overall and especially strong color placements. This quarter, color revenue was more than double the level of a year ago to where it now represents over 13% of our copier equipment sales. Also, keep in mind that we are moving more and more toward plug-and-play type installations with easy connectivity embedded in all of our new products, both color and black-and-white. We believe that these connected office solutions, which offer clear productivity gains to our customers, have become for us an important driver of increasing volumes of distributed printing on our MFPs. These connected solutions can serve as the hub for an entire office's document needs by replacing older and less efficient desktop-based print technologies. It is this customer-centric, value added approach that has gained us the awards and recognition we have received this year. We were awarded #1 Copier/Multifunction Product in Overall Customer Satisfaction Among Business Users* in a tie and received top scores in both product and service in the J. D. Power and Associates 2003 Copier Customer Satisfaction Study(SM). We also received the 2003 Most Outstanding Multifunctional Product Line of the Year award by Buyers Laboratory Inc."

    Fourth Quarter Results

    Copier/MFP revenue rose 7 percent for the fourth quarter. Copier/MFP sales increased 6 percent, a rate that would have been higher without lower sales related to Pitney Bowes Canada ("PB Canada"), which had been operating under a reseller agreement since the Imagistics spin-off from Pitney Bowes. The sales increase reflects a significant improvement in demand for color products and for mid-market digital black-and-white multifunctional products accompanied by an associated increase in supplies. Rental revenue from the copier/MFP product line increased 8 percent in the fourth quarter, primarily as a result of an increase in page volumes.
    Facsimile revenue declined 18 percent in the fourth quarter. Facsimile sales declined 26 percent. The pronounced decline in both equipment and supplies sales reflects the anticipated industry-wide reduction in facsimile usage and the replacement of standalone facsimile equipment with up-segment copier/MFPs. Rental revenue from the facsimile product line declined 12 percent in the fourth quarter reflecting a continuation of the decline in the installed base coupled with lower per unit pricing in new placements and renewals.
    Total revenue for the fourth quarter decreased 3 percent to $155.8 million. Excluding the decline in revenue attributable to sales to PB Canada, total revenues declined less than two percent. Total sales of equipment and supplies decreased 5 percent to $79.8 million (2 percent excluding PB Canada) while total rental revenue declined 3 percent to $54.8 million. Support services revenue from service contracts increased 6 percent to $21.2 million.
    The sales gross margin of 41.0 percent increased 4.8 percentage points primarily due to lower product costs, lower inventory obsolescence charges and a relative shift away from lower margin business in PB Canada, where sales declined 22 percent. The rental gross margin of 70.0 percent improved 4.7 percentage points compared with the fourth quarter last year. This improved rental gross margin was primarily attributable to the continuing trends of lower product costs and of replacing older rental contracts with new contracts having disciplined profitability standards for both pricing and terms and conditions. Rental margin improvements were partially offset by the continuing shift in product revenue mix toward lower margin copier/MFP products away from the facsimile line.
    Selling, service and administrative expenses of $81.2 million in the fourth quarter increased 3 percent from the prior year. SS&A represented 52.1% of total revenue this quarter compared with 49.2% in the prior year. The increase was primarily the result of the anticipated higher percentage of ERP outlays that were expensed as well as higher related administrative expenses. The increase was partially offset by lower service expenses as the company continues to improve the efficiency of its service operations, reduced employee benefit expenses and lower advertising expenses.
    Joseph D. Skrzypczak, Chief Financial Officer, said, "The company has been engaged in an enterprise-wide ERP project. In the fourth quarter, we successfully transitioned off of the legacy system that we inherited from Pitney Bowes. As would be expected in any large project of this kind, we are now engaged in a period of stabilization and cleanup that we anticipate will be completed during the first half of this year. Beginning in 2004, Imagistics will begin to enjoy the longer term benefits of the elimination of duplicative IT costs, a substantial reduction in the future level of ERP spending and, perhaps most importantly, all the efficiencies of a fully integrated system tailored to our own needs for managing our business. In the short term, we have experienced two negatives affecting our working capital requirements. First, we experienced a significant decrease of $9.8 million in advance billings during the fourth quarter as we rescheduled our facsimile product line billings to coincide with our copier/MFP billings. Second, as we had planned for, during the early stages of the transition our accounts receivable increased as we temporarily suspended our invoicing during conversion to the new system."
    Mr. Skrzypczak added, "As a result of both of these effects, for the fourth quarter, we used $1.3 million of cash for operations, but given our financial strength we were still able to invest $9.3 million in capital expenditures, primarily for replenishing our rental asset base. We have maintained a very strong balance sheet. Total debt as of the end of the year was $63.4 million, or 19% of total capitalization, down from 22% last year-end. We also maintained a healthy cash balance of $22.9 million. In the quarter, we continued to execute our stock buyback program, albeit at a reduced pace, repurchasing 64 thousand shares for a total value of $2.2 million. Since the beginning of the stock buyback program last year, we repurchased 3.2 million shares or 16 percent of the shares that were outstanding when Imagistics was spun off in December 2001."

    Outlook for 2004

    Mr. Breslawsky stated, "Based on continued confidence in our ability to successfully execute our business plan and on the strength of our existing base of recurring revenue, we are providing guidance for 2004 of $1.45 earnings per diluted share, exceeding the current First Call median estimate by $0.04 per share. This target represents a 22% increase over 2003 earnings. We are proud of our products and services and the organization we are building to deliver them to our customers. We remain committed to our business and the goals we have set forth, and we look forward to reporting to you again on our progress over the periods ahead."

    Conference Call

    Imagistics International will be holding an earnings conference call with Marc Breslawsky, Chairman and Chief Executive Officer, and Joseph Skrzypczak, Chief Financial Officer, on Thursday, February 19, at 11:00 a.m. (Eastern Time). The conference will be available by audio webcast at our investor website, www.IGIinvestor.com, where it will also be archived.

    About Imagistics International Inc.

    Imagistics International Inc. (NYSE:IGI) is a large direct sales, service and marketing organization offering document imaging solutions, including high performance, leading edge copier/MFPs and facsimile machines to Fortune 1000 companies and other organizations. Its direct sales and service network is located throughout the United States and the United Kingdom. Imagistics International is a member of the S&P SmallCap 600 Index and the Russell 2000 Index(R) and is headquartered in Trumbull, Connecticut. For additional information about Imagistics International, please visit www.imagistics.com and www.IGIinvestor.com.

    The statements contained in this news release that are not purely historical are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management's beliefs, certain assumptions and current expectations. These statements may be identified by their use of forward-looking terminology such as the words "expects," "projects," "anticipates," "intends" and other similar words. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions, competitive pricing pressures, timely development and acceptance of new products, our reliance on third party suppliers, potential disruptions affecting the international shipment of goods, potential disruptions in implementing information technology systems, our ability to create brand recognition under our new name and currency and interest rate fluctuations. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Imagistics 2002 Form 10-K and other SEC filings. The forward-looking statements contained in this news release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.
    *J.D. Power and Associates 2003 Copier Customer Satisfaction Study(SM). Study based on responses from 2963 small, medium and large business users in the first 18 months of copier ownership.




Imagistics International  Inc.

Consolidated Statements of Operations


                           Three months ended         Year ended
                              December 31,           December 31,
                         ---------------------- ----------------------
(in millions, except per                  B /                    B /
 share amounts)           2003     2002    (W)   2003     2002    (W)
----------------------------------------------------------------------

Revenue
  Sales                    $79.8   $83.7   (5%)  $316.0  $314.9     -
  Rentals                   54.8    56.7   (3%)   222.2   232.2   (4%)
  Support services          21.2    20.0     6%    84.0    82.8     1%
----------------------------------------------------------------------
Total revenue              155.8   160.4   (3%)   622.2   629.9   (1%)

Costs and expenses
  Cost of sales             47.0    53.3    12%   192.8   198.5     3%
  Cost of rentals           16.5    19.7    16%    72.3    84.1    14%
  Selling, service and
   administration           81.2    78.9   (3%)   312.7   311.9     -
----------------------------------------------------------------------
Operating income            11.1     8.5    31%    44.4    35.4    25%

  Interest expense, net      0.9     1.7    45%     8.4     8.1   (4%)
----------------------------------------------------------------------
Income before income
 taxes                      10.2     6.8    50%    36.0    27.3    32%

  Provision for income
   taxes                     4.7     2.7  (69%)    15.5    10.9  (42%)
----------------------------------------------------------------------
Net income                  $5.5    $4.1    37%   $20.5   $16.4    24%
======================================================================


Calculation of earnings
 per share

Income available to
 common shareholders        $5.5    $4.1    37%   $20.5   $16.4    24%

Basic average shares
 outstanding              16.232  17.524     7%  16.711  18.632    10%
Diluted average shares
 outstanding              16.876  18.262     8%  17.230  19.134    10%
----------------------------------------------------------------------

Basic earnings per
 share                     $0.34   $0.23    48%   $1.22   $0.88    39%
Diluted earnings per
 share                     $0.33   $0.22    50%   $1.19   $0.86    38%
======================================================================

Certain previously reported amounts have been reclassified to conform to the current year presentation.


Imagistics International Inc.

Condensed Consolidated Balance Sheets

                                                         December 31,
(in millions)                                            2003    2002
----------------------------------------------------------------------

Cash                                                    $22.9   $31.3
Accounts receivable, net                                107.7    84.2
Accrued billings                                         20.9    22.4
Inventories                                              86.1   100.5
Other current assets                                     29.0    25.6
----------------------------------------------------------------------
Total current assets                                    266.6   264.0

Property, plant and equipment, net                       53.2    43.8
Rental assets, net                                       67.2    93.9
Other assets                                             59.7    59.5
----------------------------------------------------------------------

Total assets                                           $446.7  $461.2
======================================================================


Current portion of long-term debt                        $0.5    $0.7
Accounts payable and accrued liabilities                 79.3    73.9
Advance billings                                         16.3    27.2
----------------------------------------------------------------------
Total current liabilities                                96.1   101.8

Long-term debt                                           62.9    73.4
Other liabilities                                        20.3    21.8
----------------------------------------------------------------------
Total liabilities                                       179.3   197.0

Stockholders' equity                                    267.4   264.2
----------------------------------------------------------------------

Total liabilities and stockholders' equity             $446.7  $461.2
======================================================================

Shares outstanding (in thousands)                      16,774  17,877

Memo:  Total debt                                       $63.4   $74.1
                                                      ======== =======

Certain previously reported amounts have been reclassified to conform to the current year presentation.


Imagistics International Inc.

Condensed Consolidated Statements of Cash Flows

                                                          Year ended
                                                         December 31,
                                                         -------------
(in millions)                                             2003   2002
----------------------------------------------------------------------

Cash flows from operating activities:
Net income                                               $20.5  $16.4
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization                           74.5   81.6
  Provision for bad debt                                   6.7    4.9
  Reserve for obsolete inventory                           7.5   15.1
  Deferred taxes on income                                (0.9)   0.5
  Change in assets and liabilities, net of acquisitions:
    Accounts receivable                                  (29.5)  16.9
    Accrued billings                                       1.6   (1.0)
    Inventories                                           12.5    2.9
    Other currents assets and prepayments                  0.3   (1.2)
    Accounts payable and accrued liabilities              (3.5)  22.8
    Advance billings                                     (11.1)  (2.1)
  Other, net                                               4.5    1.7
----------------------------------------------------------------------
Net cash provided by operating activities                 83.1  158.5
----------------------------------------------------------------------

Cash flows from investing activities:
  Expenditures for rental equipment assets               (34.9) (48.1)
  Expenditures for property, plant and equipment         (16.1) (18.5)
  Acquisitions, net of cash acquired                      (4.1)     -
----------------------------------------------------------------------
Net cash used in investing activities                    (55.1) (66.6)
----------------------------------------------------------------------

Cash flows from financing activities:
  Purchases of treasury stock                            (28.4) (36.5)
  Net repayments under Term Loan
   and Revolving Credit Facility                         (10.7) (42.9)
  Exercises of stock options, including purchases
   under employee stock purchase plan                      2.7      -
----------------------------------------------------------------------
Net cash used in financing activities                    (36.4) (79.4)
----------------------------------------------------------------------

(Decrease) increase in cash                               (8.4)  12.5

Cash at beginning of period                               31.3   18.8
----------------------------------------------------------------------

Cash at end of period                                    $22.9  $31.3
======================================================================

Certain previously reported amounts have been reclassified to conform to the current year presentation.


Imagistics International Inc.

Supplemental Data Schedules
(Unaudited)
                             Three months ended        Year ended
                                December 31,          December 31,
                            --------------------- --------------------
(in millions)                               B /                   B /
                             2003    2002    (W)   2003    2002    (W)
----------------------------------------------------------------------

Revenue
  Sales excluding Pitney
   Bowes Canada              $72.3   $74.0   (2%) $287.1  $287.1    -
  Sales to Pitney Bowes
   Canada                      7.5     9.7  (22%)   28.9    27.8    4%
----------------------------------------------------------------------
  Total sales                 79.8    83.7   (5%)  316.0   314.9    -
  Rentals                     54.8    56.7   (3%)  222.2   232.2  (4%)
  Support services            21.2    20.0     6%   84.0    82.8    2%
----------------------------------------------------------------------
Total revenue               $155.8  $160.4   (3%) $622.2  $629.9  (1%)
======================================================================


Revenue
  Revenue excluding Pitney
   Bowes Canada             $148.3  $150.7   (2%) $593.3  $602.1  (2%)
  Sales to Pitney Bowes
   Canada                      7.5     9.7  (22%)   28.9    27.8    4%
----------------------------------------------------------------------
Total revenue               $155.8  $160.4   (3%) $622.2  $629.9  (1%)
======================================================================

Certain previously reported amounts have been reclassified to conform to the current year presentation.


    Although sales, excluding sales to Pitney Bowes Canada, represents a non-GAAP financial measure, management considers this to be meaningful to investors as sales to Pitney Bowes Canada under a reseller arrangement are at margins significantly below the margins on sales to our direct customers. We expect to maintain a reseller arrangement with Pitney Bowes Canada, however, we are unable to predict the future level of sales to Pitney Bowes Canada. We also believe it is useful to analyze sales excluding sales to Pitney Bowes Canada in order to better evaluate the effectiveness of our direct sales and marketing initiatives and our pricing policies.



                             Three months ended        Year ended
                                December 31,          December 31,
                            --------------------- --------------------
(in millions)                               B /                  B /
                             2003   2002     (W)  2003    2002    (W)
----------------------------------------------------------------------

Free cash flow
  Net cash provided by
   operating activities      $(1.3) $26.2  (105%) $83.1  $158.5  (48%)
  Capital expenditures         9.3   13.0     29%  51.0    66.6    23%
----------------------------------------------------------------------
Free cash flow              $(10.6) $13.2  (180%) $32.1   $91.9  (65%)
======================================================================


    Although free cash flow represents a non-GAAP financial measure, management believes this measure is meaningful to investors in evaluating our ability to meet our future debt requirements, to fund capital expenditures and working capital requirements.

    CONTACT: Imagistics International Inc.
             Timothy J. Klahs, 203-365-2361
             timothy.klahs@imagistics.com